Exhibit 10.22
NASH-FINCH COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
As Amended and Restated Effective July 14, 2008

NASH-FINCH COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
As Amended and Restated on July 14, 2008
ARTICLE 1
Description
1.1	Plan Name. The name of the Plan is the “Nash-Finch Company Supplemental Executive Retirement Plan.”

1.2	Plan Purpose. The purpose of the Plan is to provide retirement income to Participants to supplement amounts available from other sources.

1.3	Plan Type. The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and, as such, is intended to be exempt from the provisions of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA by operation of ERISA Sections 201(2), 301(a)(3) and 401(a)(4), respectively. The Plan is also intended to be unfunded for tax purposes. The Plan will be construed and administered in a manner that is consistent with and gives effect to the foregoing.

The Plan is intended to comply with all applicable law, including, to the extent applicable, the requirements of Section 409A (as defined below) and will be operated and construed in accordance with this intention. The Plan has been operated in reasonable, good faith compliance with Section 409A of the Code (within the meaning of Internal Revenue Service Notices 2005-1, 2006-79 and 2007-86) during the period beginning on January 1, 2005 and ending on the effective date of this amendment and restatement.
ARTICLE 2
Participation
2.1	Eligibility.
(A)	To be eligible to have credits made to his or her Account pursuant to Section 3.2 for a Plan Year, an individual must
(1)	be a member of a “select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), as determined by the Administrator and

(2)	be selected by the Administrator for the Plan Year as evidenced by a written notice from the Administrator to the individual.
(B)	The fact that an individual has been eligible to have credits made to his or her Account pursuant to Section 3.2 with respect to any particular Plan Year does not give the individual any right to have any credits made to his or her Account with respect to any other Plan Year.
2.2	Condition of Participation. As a condition of participation, each Participant is bound by all the terms and conditions of the Plan and the Plan Rules, and must furnish to the Administrator such pertinent information, and execute such forms and other instruments, as the Administrator or Plan Rules may require by such dates as the Administrator or Plan Rules may establish.

2.3	Termination of Participation. A Participant will cease to be a Participant as of the later of the date on which (a) he or she ceases to be an Active Participant or (b) his or her entire Account balance has been distributed or forfeited.
ARTICLE 3
Benefits
3.1	Participant Accounts.
(A)	The Administrator will establish and maintain an Account for each Participant to evidence amounts credited with respect to the Participant pursuant to Section 3.2 and related earnings credits pursuant to Section 3.4.

(B)	For each Participant for whom a credit is made pursuant to Section 3.3, the Administrator will establish and maintain a separate Account to evidence the amount credited pursuant to Section 3.3 and related earnings credits pursuant to Section 3.4.
3.2	Compensation Credits.
(A)	As of the close of the last day of each Plan Year, after receiving the earnings credit for the calendar quarter then ending pursuant to Section 3.4, the Account of an Active Participant who satisfies the conditions described in Subsection (B) for the Plan Year will be credited with an amount equal to 20 percent of his or her Base Salary for the Plan Year.

(B)	To be eligible to have a credit made on his or her behalf for a Plan Year, an Active Participant must be actively employed by, or on an approved leave of absence from, an Affiliate on the last day of the Plan Year. For this purpose, an Active Participant’s status as an employee of an Affiliate on the last day of the Plan Year will be based on the Affiliate’s classification on that day without regard to any subsequent retroactive reclassification.
3.3	Executive Incentive Bonus and Deferred Compensation Plan Interest.
(A)	An Active Participant on January 1, 2000 may elect to have the total share equivalents contingently credited to the Active Participant as of December 31, 1999 under the Nash-Finch Company Executive Incentive Bonus and Deferred Compensation Plan (the “Deferred Compensation Plan”) converted to a cash equivalent and credited to his or her Account as of January 1, 2000. The amount credited to the Active Participant’s Account pursuant to this section will be the greater of (1) the amount at which the Participant’s total share equivalents as of December 31, 1999 were contingently credited to the Participant under the Deferred Compensation Plan and (2) an amount equal to the product of (a) the total share equivalents contingently credited to the Participant under the Deferred Compensation Plan as of December 31, 1999 multiplied by (b) the average, rounded to the nearest one-tenth of a cent ($.001), of the closing sales price per share of common stock of the Company that was reported by the NASDAQ National Market System, for the calendar quarter ending on December 31, 1999. For purposes of applying clause (b) of the prior sentence, the closing sales price for any trading day for which there are no reported sales of common stock of the Company will be deemed to be the last previously reported closing sales price.

(B)	An Active Participant’s election pursuant to Subsection (A) must be (1) in writing on a form provided by the Administrator and (2) received by the Administrator not later than a due date specified by the Administrator. The election may be revoked on or before the due date specified by the Administrator but may not be revoked or modified after such due date.

(C)	An Active Participant whose Account is credited pursuant to this section will cease to have any interest arising under or in connection with the Deferred Compensation Plan effective as of January 1, 2000 and the Participant’s rights with respect to his or her Account will, on and after January 1, 2000, be determined solely in accordance with the terms of this Plan.
3.4	Earnings Credits . As of the last day of each calendar quarter, the Administrator will, in accordance with Plan Rules, credit a Participant’s Account, including the undistributed portion of an Account from which distributions are being made in the form of installment payments, with earnings in an amount equal to the “applicable percentage” of the average daily balance of the Account for the quarter. The applicable percentage for a given calendar quarter is the quarterly equivalent of the average of the annual yield set forth for each month during the quarter in the Moody’s Bond Record, published by Moody’s Investor’s Service, Inc. (or any successor thereto) under the heading of “Moody’s Corporate Bond Yield Averages -Av. Corp.” or, if such yield is no longer available, a substantially similar average selected by the Administrator.

3.5	Vesting.
(A)	Subject to Section 4.1(D)(3), (1) a Participant will acquire a fully vested, nonforfeitable interest in his or her Account established and maintained pursuant to Section 3.1(A) upon attaining age 65 while he or she is an employee of an Affiliate or upon becoming an Active Participant after he or she attains age 65 and (2) a Participant will acquire a fully vested, nonforfeitable interest in his or her Account established and maintained pursuant to Section 3.1(B) upon attaining age 60 while he or she is an employee of an Affiliate.

(B)	A Participant will acquire a fully vested, nonforfeitable interest in his or her Account if he or she dies or becomes Disabled while he or she is an employee of an Affiliate.

(C)	Subject to Section 4.1(D)(3), a Participant whose employment terminates prior to his or her attainment of age 65 in the case of the Account established and maintained pursuant to Section 3.1(A), or prior to his or her attainment of age 60 in the case of the Account established and maintained pursuant to Section 3.1(B), other than by reason of his or her death or becoming Disabled will acquire a vested, nonforfeitable interest in his or her Account to the extent provided in the following schedule:

Years of Participation	Percentage Vested
Less Than Five Years	0%
Five Years	50%
Six Years	60%
Seven Years	70%
Eight Years	80%
Nine Years	90%
Ten or More Years	100%
Notwithstanding the foregoing provisions of this subsection, but subject to Section 4.1(D)(3), in no case will a Participant’s vested, nonforfeitable interest in his or her Account established and maintained pursuant to Section 3.1(B) be less than 50 percent.
(D)	A Participant will acquire a fully vested nonforfeitable interest in his or her Account upon the occurrence of a Change in Control.

(E)	The Administrator may at any time accelerate the vesting of all or any part of the nonvested portion of a Participant’s Account.

(F)	The nonvested portion of a Participant’s Account will be permanently forfeited as of the beginning of the day on which he or she terminates employment.

(G)	For purposes of this section, a Participant’s status as an employee of an Affiliate on a given date will be based on the Affiliate’s classification on that date without regard to any subsequent retroactive reclassification.
ARTICLE 4
Distribution
4.1	Distribution to Participant.
(A)	Form. Distribution to a Participant will be made in the form of 120 monthly payments.

(B)	Time. Subject to Subsection (D) and Section 6.3, distribution to a Participant will begin during the first month of the Plan Year next following the Plan Year during which occurs the Participant Termination of Employment (other than a Termination of Employment due to such Participant’s death).

(C)	Amount. The amount of each monthly installment payment will be determined by dividing the Participant’s vested Account balance as of the last day of the calendar quarter immediately preceding the payment date, reduced by the amount of any subsequent installment payments, by the total number of remaining payments (including the payment in question).

(D)	Special Rules. The provisions of this subsection apply notwithstanding Subsection (A), (B) or (C) to the contrary.
(1)	Acceleration. If at any time prior to the date a Participant’s distribution commences in accordance with Subsection (B), the Plan fails to meet the requirements of Section 409A, or regulations issued thereunder, the Administrator shall cause to be distributed a portion of the Account balance of any Participant who is required to include in income an amount as a result of such failure. The amount of such accelerated distribution shall not exceed the lesser of (a) the amount required to be included in such Participant’s gross income as a result of such failure and (b) the unpaid vested Account balance.

(2)	Divestitures.
(a)	If a Change in Control occurs due to some or all of the assets of a Participating Employer being sold or otherwise disposed of to an acquirer that is not an Affiliate, the Administrator shall cause to be distributed the vested Account balance of any Participant whose employment with all Affiliates is terminated in connection with the sale or disposition unless the acquirer adopts a successor plan which is substantially similar to the Plan in all material respects and expressly assumes the Participating Employer’s obligation to provide benefits to the Participant, in which case the Participating Employer will cease to have any obligation to provide benefits to the Participant pursuant to the Plan as of the effective date of the assumption. Any such distribution will be made in the form of a lump sum payment as soon as administratively practicable after the date of the Change in Control, and, in any event, within 60 days of the occurrence of such Change in Control The amount of the payment will be equal to the Participant’s vested Account balance as of the last day of the calendar quarter immediately preceding the payment.

(b)	If a Participating Employer ceases to be an Affiliate, unless otherwise provided in an agreement between an Affiliate and the

Participating Employer or an Affiliate and an acquirer that is not an Affiliate,
(i)	a Participant who is employed with the Participating Employer, or

(ii)	a Participant who is not employed with the Participating Employer but has an Account balance attributable to the Participating Employer will not become entitled to his or her Account balance attributable to the Participating Employer solely as a result of the cessation and the Participating Employer will, after the date on which it ceases to be an Affiliated Organization, continue to be solely responsible to provide benefits to the Participant at least equal to the balance of the Account as of the effective date of the cessation and as thereafter increased by credits pursuant to Section 3.2 relating to the period before the effective date and earnings credits pursuant to Section 3.4.
(3)	Certain Forfeitures. The entire balance of a Participant’s Account will be permanently forfeited if, without the prior written consent of the Company, the Participant, at any time prior to his or her termination of employment or during the period during which he or she is receiving distributions pursuant to the Plan, actively participates or engages in any business in competition with any Affiliate or fails to make himself or herself available for consultation, or if the Participant’s employment is terminated at any time prior to age 65 because of evidence of dishonesty or mistrust in his or her employment or because of his or her involvement in a crime or misdemeanor against any Affiliate or any employee of an Affiliate for which the Participant is convicted or which the Participant has confessed in writing to the Company or any law enforcement agency.
(E)	Reduction of Account Balance. The balance of the Account from which a distribution is made will be reduced by the amount of the distribution as of the beginning of the date of the distribution.
4.2	Distribution to Beneficiary.
(A)	Form. In the event of a Participant’s Termination of Employment due to his or her death, the balance of the Participant’s Account will be distributed to the Participant’s Beneficiary in a lump sum payment whether or not payments had commenced to the Participant in the form of installments prior to his or her Termination of Employment due to his or her death.

(B)	Time. Subject to Subsection 4.1(D) and Section 6.3, distribution to a Beneficiary will be made within 60 days after the end of the calendar quarter in which the Participant’s Termination of Employment due to his or her death occurs.

(C)	Amount. The amount of the payment will be equal to the Participant’s vested Account balance as of the last day of the calendar quarter immediately preceding the payment.

(D)	Reduction of Account Balance. The balance of the Account from which a distribution is made will be reduced by the amount of the distribution as of the beginning of the date of the distribution.

(E)	Beneficiary Designation.
(1)	A Participant may designate, on a form furnished by the Administrator, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of his or her Account after his or her death, and the Participant may change or revoke any such designation from time to time. No such designation, change or revocation is effective unless executed by the Participant and received by the Administrator during the Participant’s lifetime. No designation of a Beneficiary other than the Participant’s spouse is effective unless the spouse consents to the designation or the Administrator determines that spousal consent cannot be obtained because the spouse cannot reasonably be located or is legally incapable of consenting. The consent must be in writing, must acknowledge the effect of the election and must be witnessed by a notary public. The consent is effective only with respect to the Beneficiary or class of Beneficiaries so designated and only with respect to the spouse who so consented.

(2)	If a Participant
(a)	fails to designate a Beneficiary, or

(b)	revokes a Beneficiary designation without naming another Beneficiary, or

(c)	designates one or more Beneficiaries none of whom survives the Participant or exists at the time in question, for all or any portion of his or her Account, such Account or portion will be paid to the Participant’s surviving spouse or, if the Participant is not survived by a spouse, to the representative of the Participant’s estate.
(3)	The automatic Beneficiaries specified above and, unless the designation otherwise specifies, the Beneficiaries designated by the Participant, become fixed as of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of the payment due such Beneficiary, the payment will be made to the representative of such Beneficiary’s estate. Any designation of a Beneficiary by name that is accompanied by a description of relationship or only by statement of relationship to the Participant is effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.
4.3	Payment in Event of Incapacity. If any individual entitled to receive any payment under the Plan is, in the judgment of the Administrator, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Administrator may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Administrator: the Beneficiary (in the case of the incapacity of a Participant); the institution maintaining the individual; a custodian for the individual under the Uniform Transfers to Minors Act of any state; or the individual’s spouse, children, parents, or other relatives by blood or marriage. The Administrator is not required to see to the proper application of any such payment and the payment completely discharges all claims under the Plan against the Participating Employer, the Plan and Trust to the extent of the payment.

4.4	Effect of Delay or Failure to Ascertain Amount Distributable or to Locate Distributee.
(A)	If an amount payable under Article 4 or Article 6 cannot be ascertained or the person to whom it is payable has not been ascertained or located within the stated time limits and reasonable efforts to do so have been made, then distribution shall be made not later than 30 days after such amount is determined or such person is ascertained or located, or as prescribed in Subsection (B).

(B)	If, by fifteenth day of the third month following the calendar year in which a Participant’s Termination of Employment occurs, the Administrator, in the exercise of due diligence, has failed to locate him (or if after a termination of employment by reason of death, has failed to locate the person entitled to his vested Account balance under Section 4.2), the Participant’s entire distributable interest in the Plan shall be forfeited; provided, however, that if the Participant (or in the case of his death, the person entitled thereto under Section 4.2) makes proper claim therefor pursuant to the Plan Rules, the amount so forfeited shall be paid to such Participant or such person in a lump sum not later than 30 days after such claim is made.
ARTICLE 5
Source of Payments; Nature of Interest
5.1	Establishment of Trust.
(A)	A Participating Employer may establish a Trust, or may be covered by a Trust established by another Participating Employer, with an independent corporate trustee. The Trust must (1) be a grantor trust with respect to which the Participating Employer is treated as the grantor for purposes of Code Section 677, (2) not cause the Plan to be funded for purposes of Title I of ERISA and (3) provide that the Trust assets will, upon the insolvency of a Participating

Employer, be used to satisfy claims of the Participating Employer’s general creditors. The Participating Employers may from time to time transfer to the Trust cash, marketable securities or other property acceptable to the Trustee in accordance with the terms of the Trust.

(B)	Notwithstanding Subsection (A), not later than the effective date of a Change in Control, each Participating Employer must transfer to the Trust an amount not less than the amount by which (1) 125 percent of the aggregate balance of all Participants’ Accounts attributable to the Participating Employer as of the last day of the month immediately preceding the effective date of the Change in Control exceeds (2) the value of the Trust assets attributable to amounts previously contributed by the Participating Employer as of the most recent date as of which such value was determined.
5.2	Source of Payments.
(A)	Each Participating Employer will pay, from its general assets, the portion of any benefit pursuant to Article 4 or Section 6.3 attributable to a Participant’s Account with respect to that Participating Employer, and all costs, charges and expenses relating thereto.

(B)	The Trustee will make distributions to Participants and Beneficiaries from the Trust in satisfaction of a Participating Employer’s obligations under the Plan in accordance with the terms of the Trust. The Participating Employer is responsible for paying any benefits attributable to a Participant’s Account with respect to that Participating Employer that are not paid by the Trust.
5.3	Status of Plan. Nothing contained in the Plan or Trust is to be construed as providing for assets to be held for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of the Plan, the Participant’s or other person’s only interest under the Plan being the right to receive the benefits set forth herein. The Trust is established only for the convenience of the Participating Employers and no Participant has any interest in the assets of the Trust. To the extent the Participant or any other person acquires a right to receive benefits under the Plan, such right is no greater than the right of any unsecured general creditor of the Participating Employer. The Plan is intended to comply with the requirements of Section 409A.

5.4	Non-assignability of Benefits. The benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process.
ARTICLE 6
Adoption, Amendment, Termination
6.1	Adoption. With the prior approval of the Administrator, an Affiliate may, by action of its Board, adopt the Plan and become a Participating Employer.

6.2	Amendment.
(A)	The Compensation and Management Development Committee of the Company reserves the right to amend the Plan at any time to any extent that it may deem advisable. To be effective, an amendment must be stated in a written instrument approved in advance or ratified by the Compensation and Management Development Committee and executed in the name of the Company by a member of the Compensation and Management Development Committee.

(B)	An amendment adopted in accordance with Subsection (A) is binding on all interested parties as of the effective date stated in the amendment; provided, however, that (1) no amendment may adversely affect a benefit to which a Participant, or the Beneficiary of a deceased Participant, is entitled under the terms of the Plan as of the later of the adoption date or effective date of the amendment (2) no amendment may cause the Plan to fail to meet the requirements of Section 409A with respect to any Participant without such Participant’s consent and (3) no attempted amendment to Section 3.5(D), 5.1(B), this clause (3) or Section 7.8 will be effective with respect to any Change in Control, as defined in Section 7.8 without regard to the attempted amendment, occurring within 12 months after the date on which the attempted amendment is approved by the Compensation and Management Development Committee unless each Participant provides his or her written consent to the amendment. Notwithstanding the foregoing, the Compensation and Management Development Committee may amend the Plan at any time to change the method for determining the earnings credit pursuant to Section 3.4 for the period after the later of the adoption date or effective date of the amendment, and such amendment may be applied both to future credits to Participants’ Accounts pursuant to Section 3.2 and to existing Account balances (but the amendment may not reduce the balance of any Account as of the later of the adoption date or effective date of the amendment). In addition, notwithstanding anything to the contrary in the Plan, if and to the extent the Administrator shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant under the Plan, to comply with the requirements of Section 409A (to the extent applicable), the Administrator shall have authority (without any obligation to do so or to indemnify any Participant for failure to do so) to take such action to amend, modify, cancel or terminate the Plan or distribute any or all of the amounts deferred by or for a Participant, or take such other actions as it determines are necessary or appropriate to (a) exempt any Account from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Account, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section.

(C)	Notwithstanding any provisions of the Plan to the contrary, if the Administrator determines that delayed commencement of any portion of the Account payable to a Specified Employee pursuant to the Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then no portion of the Participant’s Account shall be payable to Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Termination of Employment or (ii) the date of the Participant’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Subsection (C) shall be paid in a lump sum to the Participant within 30 days following such expiration, and any remaining payments due to such Participant shall be paid as otherwise provided by the Plan.

(D)	Notwithstanding any provisions of the Plan to the contrary, the provisions of the Plan in effect on October 3, 2004, apply with respect to those Plan benefits that were earned and vested within the meaning of Treasury Regulations Section 1.409A-6(a) as of December 31, 2004, as well as the earnings thereon determined in accordance with Treasury Regulations Section 1.409A-6(a)(3)(iv) (“Grandfathered Benefits”).

(E)	The provisions of the Plan in effect at the Termination of a Participant’s Employment will, except as otherwise expressly provided by a subsequent amendment, continue to apply to such Participant.
6.3	Termination. The Company reserves the right to terminate the Plan in its entirety at any time. Each Participating Employer reserves the right to cease its participation in the Plan at any time. The Plan will terminate in its entirety or with respect to a particular Participating Employer as of the date specified by the Company or such Participating Employer in a written instrument by its authorized officers to the Administrator, adopted in the manner of an amendment. Upon the termination of the Plan in its entirety or with respect to any Participating Employer, the Company or Participating Employer, as the case may be, will cause the entire vested Account balance of any or all Participants, or the Beneficiaries of any or all deceased Participants, to be distributed in the form of an immediate lump sum payment within twelve months following such termination of the Plan in an amount equal to the Participant’s vested Account balance as of the last day of the calendar quarter immediately preceding the payment provided that such termination of the Plan is not in connection with a downturn in the financial health of the Company and that such distribution conforms with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix).
ARTICLE 7
Definitions, Construction and Interpretation
The definitions and rules of construction and interpretation set forth in this article apply in construing the Plan unless the context otherwise indicates.
7.1	Account. “Account” means either or both of the bookkeeping accounts maintained with respect to a Participant pursuant to Section 3.1, as the context requires.

7.2	Active Participant. “Active Participant” with respect to a Plan Year is an individual who the Administrator has determined pursuant to Section 2.1 is eligible to have credits made to his or her Account pursuant to Section 3.2 for the Plan Year.

7.3	Administrator . The “Administrator” of the Plan is the Compensation and Management Development Committee of the Company’s Board or the person to whom administrative duties are delegated pursuant to the provisions of Section 8.1, as the context requires.

7.4	Affiliate. An “Affiliate” is (a) the Company, (b) any corporation that is a member of a controlled group of corporations, within the meaning of Code Section 414(b), that includes the Company and (c) any other entity in which the Company has a direct or indirect ownership interest and which is identified by the Administrator as an Affiliate.

7.5	Base Salary. The “Base Salary” of an Active Participant for any Plan Year is his or her base salary paid by his or her Participating Employer during the Plan Year. Base Salary includes only regular cash salary and is determined before any reduction or deduction of any kind.

7.6	Beneficiary. “Beneficiary” with respect to a Participant is the person designated or otherwise determined under the provisions of Section 4.2(E) as the distributee of benefits payable after the Participant’s death. A person designated or otherwise determined to be a Beneficiary under the terms of the Plan has no interest in or right under the Plan until the Participant in question has died. A Beneficiary will cease to be such on the day on which all benefits to which he, she or it is entitled under the Plan have been distributed.

7.7	Board. “Board” means the board of directors (or any similar decision-making body) of the applicable Affiliate. When the Plan provides for an action to be taken by the Board, the action may be taken by any committee or individual authorized to take such action pursuant to a proper delegation by the applicable board of directors.

7.8	Change in Control.

“Change in Control” is any of the following events or transactions:
(A)	Any one person or more than one person acting as a group acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control;

(B)	Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;

(C)	Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all or substantially all of the assets of the Company; or

(D)	A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;
provided, that the transaction or event described in subsection (a), (b), (c) or (d) also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

7.9	Code

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes a reference to that provision as it may be amended from time to time and to any successor provision.

7.10	Company. “Company” means Nash-Finch Company.

7.11	Cross Reference. References within a section of the Plan to a particular subsection refer to that subsection within the same section and references within a section or subsection to a particular clause refer to that clause within the same section or subsection, as the case may be.

7.12	Deferred Compensation Plan. “Deferred Compensation Plan” has the meaning set forth in Section 3.3.

7.13	Disabled. “Disabled” means that a Participant is, by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months:
(A)	unable to engage in any substantial gainful activity, or

(B)	receiving income replacement benefits for a period of not less than 3 months under any accident and health plan covering Employees.
7.14	ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific provision of ERISA includes a reference to that provision as it may be amended from time to time and to any successor provision.

7.15	Governing Law. To the extent that state law is not preempted by the provisions of ERISA, or any other laws of the United States, all questions pertaining to the construction, validity, effect and enforcement of the Plan will be determined in accordance with the internal, substantive laws of the State of Minnesota without regard to the conflict of law principles of the State of Minnesota or any other jurisdiction.

7.16	Grandfathered Benefits. “Grandfathered Benefits” has the meaning set forth in Section 6.2.

7.17	Headings. The headings of articles and sections are included solely for convenience of reference; if there exists any conflict between such headings and the text of the Plan, the text will control.

7.18	Number and Gender. Wherever appropriate, the singular may be read as the plural, the plural may be read as the singular and one gender may be read as the other gender.

7.19	Participant. “Participant” is a current or former Active Participant to whose Account amounts have been credited pursuant to Article 3 and who has not ceased to be a Participant pursuant to Section 2.3.

7.20	Participating Employer. “Participating Employer” is the Company and any other Affiliate that has adopted the Plan, or all of them collectively, as the context requires. An Affiliate will cease to be a Participating Employer upon a termination of the Plan as to its Employees and the satisfaction in full of all of its obligations under the Plan or upon its ceasing to be an Affiliate.

7.21	Plan . “Plan” means the Nash-Finch Company Supplemental Executive Retirement Plan as amended and restated effective July 14, 2008.

7.22	Plan Rules. “Plan Rules” are rules, policies, practices or procedures adopted by the Administrator pursuant to Section 8.2.

7.23	Plan Year. “Plan Year” means the calendar year.

7.24	Section 409A. “Section 409A” means Section 409A of the Code together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the effective date of the Plan.

7.25	Specified Employee. “Specified Employee” means any Participant who, as of the date of such Participant’s Termination of Employment, is determined to be a “key employee” of the Company and, at such time, the Company has any stock that is publicly traded on an established securities market or otherwise. For purposes of this definition, a Participant is a “key employee” if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve (12) month period ending on the last day of the Company’s applicable fiscal year (referred to as the “identification date” below). If a Participant is a “key employee” as of the identification date, such Participant shall be treated as a “key employee” for the entire twelve (12) month period beginning on the first day of the fourth month following the identification date. For purposes of this definition, a Participant’s compensation for the twelve (12) month period ending on an identification date shall mean such Participant’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(d)(4), from the Company for such period.

7.26	Termination of Employment. “Termination of Employment” means the termination of the employee-employer relationship between the Participant and the Company, whether voluntarily or involuntarily, including, without limitation, a termination by resignation, discharge, disability or death; provided that in each case such “Termination of Employment” constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). The Administrator shall have full and final authority, which shall be exercised in its absolute discretion, to determine conclusively whether a Participant has had a “Termination of Employment,” the date of such “Termination of Employment,” and all matters and questions relating to a “Termination of Employment,” including, without limitation, whether a “Termination of Employment” resulted from a discharge described in Section 4.1(D)(3) and whether particular leaves of absence constitute a “Termination of Employment.”.

7.27	Trust. “Trust” means any trust or trusts established by a Participating Employer pursuant to Section 5.1.

7.28	Trustee. “Trustee” means the independent corporate trustee or trustees that at the relevant time has or have been appointed to act as Trustee of the Trust.

7.29	Year of Participation.
(A)	A Participant will be credited with one “Year of Participation” for each Plan Year if, at any time during the Plan Year, he or she is either (1) an Active Participant or (2) an employee of an Affiliate (as classified by the Affiliate at the time services are performed without regard to any subsequent retroactive reclassification) with an Account balance under the Plan.

(B)	No Participant will be credited with a Year of Participation for any Plan Year ending before January 1, 2000.

(C)	If a Participant terminates employment with all Affiliates and is subsequently rehired by an Affiliate:
(1)	his or her service completed after he or she is rehired will not increase his or her vested interest in his or her Account balance attributable to participation before the termination of employment and

(2)	his or her Years of Participation completed before his or her initial termination of employment will be disregarded in determining his or her vested interest in his or her Account attributable to participation after he or she is rehired.
ARTICLE 8
Administration
8.1	Administrator. The general administration of the Plan and the duty to carry out its provisions is vested in the Compensation and Management Development Committee of the Company’s Board. Such Committee may delegate any nondiscretionary, ministerial duty or any portion thereof to a named person and may from time to time revoke such authority and delegate it to another person.

8.2	Plan Rules. The Administrator has the discretionary power and authority to make such Plan Rules as the Administrator determines to be consistent with the terms, and necessary or advisable in connection with the administration, of the Plan and to modify or rescind any such Plan Rules.

8.3	Administrator’s Discretion. The Administrator has the discretionary power and authority to make all determinations necessary for administration of the Plan, except those determinations that the Plan requires others to make, and to construe, interpret, apply and enforce the provisions of the Plan and Plan Rules whenever necessary to carry out its intent and purpose and to facilitate its administration, including, without limitation, the discretionary power and authority to remedy ambiguities, inconsistencies, omissions and erroneous benefit calculations. In the exercise of its discretionary power and authority, the Administrator will treat all similarly situated persons uniformly. However, the Administrator shall have no power to exercise discretion as to the timing or form of benefit payments under the Plan.

8.4	Specialist’s Assistance. The Administrator may retain such actuarial, accounting, legal, clerical and other services as may reasonably be required in the administration of the Plan, and may pay reasonable compensation for such services. All costs of administering the Plan will be paid by the Participating Employers.

8.5	Indemnification. The Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer, and employee of any Affiliate against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services in connection with the Plan, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises. The Participating Employers have the right, but not the obligation, to select counsel and control the defense and settlement of any action for which a person may be entitled to indemnification under this provision.

8.6	Benefit Claim Procedure.
(A)	If a request for a benefit by a Participant or Beneficiary of a deceased Participant is denied in whole or in part, he or she may, not later than 30 days after the denial, file with the Administrator a written claim objecting to the denial.

(B)	The Administrator, not later than 90 days after receipt of such claim, will render a written decision to the claimant on the claim. If the claim is denied, in whole or in part, such decision will include the reason or reasons for the denial; a reference to the Plan provisions on which the denial is based; a description of any additional material or information, if any, necessary for the claimant to perfect his or her claim; an explanation as to why such information or material is necessary; and an explanation of the Plan’s claim procedure.

(C)	The claimant may file with the Administrator, not later than 60 days after receiving the Administrator’s written decision, a written notice of request for review of the Administrator’s decision, and the claimant or his or her representative may thereafter review relevant Plan documents which relate to the claim and may submit written comments to the Administrator.

(D)	Not later than 60 days after receipt of such review request, the Administrator will render a written decision on the claim, which decision will include the specific reasons for the decision, including a reference to the Plan’s specific provisions where appropriate.

(E)	The foregoing 90 and 60-day periods during which the Administrator must respond to the claimant may be extended by up to an additional 90 or 60 days, respectively, if special circumstances beyond the Administrator’s control so require and notice of such extension is given to the claimant prior to the expiration of such initial 90 or 60-day period, as the case may be.

(F)	A Participant or Beneficiary must exhaust the procedure described in this section before making any claim of entitlement to benefits pursuant to the Plan in any court or other proceeding.
8.7	Limitations on Certain Actions. A Participant or Beneficiary may not commence a civil action pursuant to ERISA Section 502(a)(1) with respect to a benefit under the Plan after the earlier of (a) six years after the occurrence of the facts or circumstances that give rise to or form the basis for such action and (b) two years after the date the Participant or Beneficiary had knowledge of the facts or circumstances that give rise to or form the basis for the action.

8.8	Claims Procedures for Disability Claims.
(A)	Consideration by Administrator. Notwithstanding anything in the Plan to the contrary, in the case of a claim relating to the payment of a Disability benefit under the Plan, within forty-five (45) days after the claimant files the claim, the Administrator shall notify the claimant whether the claim has been upheld or denied. This period may be extended for up to thirty (30) days if the Administrator determines that such an extension is necessary and provides an extension notice during the initial forty-five (45) day period. If an extension is necessary, a decision shall be made within seventy (75) days after the claimant files the claim. A second extension may be granted if, prior to the end of the first thirty (30) day period, if the Administrator notifies the claimant that such an extension is necessary. If a second extension is necessary a decision shall be made within one hundred five (105) days after the claimant files the claim. If the claimant failed to provide sufficient information to determine whether benefits are covered or payable under the Plan, the claimant will have at least forty-five (45) days to complete the claim. If the Administrator denies the claim, the claimant shall be provided with written or electronic notification of the following:

(1)	a description of any additional material or information necessary for the claimant to complete the claim and an explanation of why such material or information is necessary;

(2)	the specific reason or reasons for the denial;

(3)	the specific reference to the pertinent provisions of the policy upon which the decision is based;

(4)	an explanation of the claim review procedure for appeal of the denial;

(5)	if the denial was based on an internal rule, guideline, protocol, or other similar criterion, the specific internal rule, guideline, or other similar criterion should be provided or a statement that such information was relied upon and a copy will be provided to the claimant free of charge; and

(6)	if the decision was based on a medical necessity or experimental treatment, an explanation of the scientific or clinical judgment for the denial, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.
(B)	Review of Denied Claim. Within one hundred eighty (180) days after the claimant receives notice that the claim has been denied, the claimant may file a written request to a new decision-maker who is not a subordinate of the initial decision-maker of the claim denial. The claimant is entitled to a new decision on appeal, not simply a review of whether the initial decision was reasonable. If the denial was based on medical judgment, the Administrator must consult with an independent health care professional who has appropriate training and experience in the field of medicine. Further, the Administrator must identify the medical or vocational experts whose advice was obtained regardless of whether the advice was relied upon in making the decision. The claimant may also submit comments, documents, records, and other information after the filing of the appeal that will be considered even if this information was not submitted or considered during the initial decision. Prior to this hearing, the claimant shall have a reasonable opportunity to review, upon request and free of charge, pertinent documents, and records. The Administrator shall communicate the decision to the claimant within forty-five (45) days after receiving the appeal. This period may be extended one time for up to forty-five (45) days if the Administrator determines that such an extension is necessary and the Plan provides an extension notice during the initial forty-five (45) day period. If an extension is necessary a decision shall be made within ninety (90) days after the claimant files the claim. If the Administrator denies the review, the claimant shall be provided with the following information:
(1)	The specific reason or reasons for the denial;

(2)	The specific references to the Plan provisions on which the denial is based;

(3)	A statement describing the voluntary appeal procedures;

(4)	A statement that the claimant is entitled upon request to receive, free of charge, all documents, and records relating to the denial;

(5)	If the denial was based on an internal rule, guideline, protocol, or other similar criterion, the specific internal rule, guideline, or other similar criterion should be provided or a statement that such information was relied upon and a copy will be provided to the claimant free of charge;

(6)	If the decision was based on a medical necessity or experimental treatment, an explanation of the scientific or clinical judgment for the denial, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(7)	The claimant and the Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and the claimant’s state insurance regulatory agency.
ARTICLE 9
Miscellaneous
9.1	Withholding and Offsets. The Participating Employers and the Trustee retain the right to withhold from any compensation or benefit payment pursuant to the Plan, any and all income, employment, excise and other tax as the Participating Employers or Trustee deems necessary and the Participating Employers may offset against amounts then payable to a Participant or Beneficiary under the Plan any amounts then owing to the Participating Employers by such Participant or Beneficiary.

9.2	Other Benefits. Neither amounts deferred nor amounts paid pursuant to the Plan constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of a Participating Employer unless otherwise expressly provided thereunder.

9.3	No Warranties Regarding Tax Treatment. The Participating Employers make no warranties regarding the tax treatment to any person of any credits or payments made pursuant to the Plan and each Participant will hold the Administrator and the Participating Employers and their officers, directors, employees, agents and advisors harmless from any liability resulting from any tax position taken in good faith in connection with the Plan.

9.4	No Employment Rights Created. Neither the establishment of or participation in the Plan gives any Participant the right to continued employment or limits the right of the

Participating Employer to discharge, transfer, demote, modify terms and conditions of employment or otherwise deal with any employee without regard to the effect which such action might have on him or her with respect to the Plan.

9.5	Successors. Except as otherwise expressly provided in the Plan, all obligations of the Participating Employers under the Plan are binding on any successor to the Participating Employer whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Participating Employer.
9.6 Section 409A. In the event any provision of this Plan, or the application thereof, is or becomes inconsistent with Section 409A, such provision shall be void or unenforceable. The other provisions of this Plan shall remain in full force and effect.